EXHIBIT 99.1

374Water Q2 Revenue Increases 6,958% to $1.03 Million, Following Commercial Launch

of AirSCWO(TM) 6 system into Multi-Billion Dollar Sustainable Wet Waste Management Market

DURHAM, NC / ACCESSWIRE / August 4, 2022 / 374Water Inc. (Nasdaq:SCWO), a global cleantech and social impact company, today provided a business update and reports its financial results for the quarter ended June 30, 2022.

The second quarter was marked by meaningful progress. Q2 and YTD Highlights:

•	Revenue for the second quarter of 2022 was $1.03 million compared to $14,600 for the same quarter of 2021, an increase of 6,958%.

•	374Water and its manufacturing partner Merrell Bros., advanced the development of the AirSCWO™ 6 system - a decentralized, prefabricated, compact, and modular solution for sustainable wet waste management. Manufacturing of the first commercial unit, which has already been sold, is underway and expected to be completed in Q4 2022.

•	Uplisted to the Nasdaq Capital Market ("Nasdaq") under the symbol SCWO.

•	Entered into a Memorandum of Understanding (MOU) with Midway, the Houston-based real estate investment, development and management firm, whereby 374Water will provide innovative sustainable wastewater management systems for the company's future mixed-use developments.

•	Established 374Water Sustainability Israel LTD, representing 374Water's first global subsidiary. The company is launching this new subsidiary as a sustained initiative to expand its presence and conduct business with partners in Israel. The formation of the subsidiary follows the Binational Industrial Research and Development (BIRD) Foundation's selection of 374Water to receive a $900,000 grant for a cleantech project with Environmental Services Company, Ltd. in Israel

•	Announced that Orange County Sanitation District ("OC San"), of Fountain Valley, California, has purchased the first municipal AirSCWO™ system as part of an agreement to demonstrate a commercial-scale system to treat raw primary and secondary sludge, biosolids, and food waste.

•	Appointed Israel Abitbol, CPA to Chief Financial Officer (CFO); John Hofmann, CPA to Senior Vice President and Sudhakar Viswanathan as Vice President of Sales.

•	Appointed four new members of the Board of Directors: The company added the Honorable BJ Penn, Ms. Rene Estes, Mr. Itzik Polad and Mr. Jim Vanderhider as independent directors to the company board.

Kobe Nagar, CEO of 374Water Inc. commented," The first half of 2022 has been transformational for 374Water. After almost a decade of R&D, testing, and validation at Duke University, we have sold our first commercial unit to a leading public agency responsible for 2.6 million people in Southern California. The AirSCWO™ 6 system is expected to be completed in the 4th quarter of 2022, and to become operational in early 2023."

Mr. Nagar continued, "In addition to the first system purchased by Orange County Sanitation District, we expanded our presence to Israel and entered into an MOU with Midway. Moreover, we made key appointments to further bolster our sales, operations, and management team, and board. These achievements culminated in our Nasdaq uplist in June. So far in 2022, we have $1.3 million in recognized revenue, a small feat as we continue to target a multi-billion dollar serviceable addressable market for sustainable waste management solutions. Looking ahead, based on sales feedback, we expect to see a positive correlation to purchase orders of commercial units once the AirSCWO™ 6 system is completed in Q4."

Second Quarter ended June 30, 2022 Financial Results

Revenue for the second quarter of 2022 was $1.03 million compared to $14,600 for the same quarter of 2021, an increase of 6,958%. The increase in revenue during 2022 was primarily as a result of recognizing a portion of the revenue associated with the sale of our first AirSCWO system.

General and administrative expenses were $379,661 in the second quarter of 2022, compared to $53,308 in the second quarter of 2022. The change in the quarter is primarily associated with our increased insurance costs, marketing and business development expenses, dues and subscriptions, and stock-based compensation expenses.

Research and development expenses were $422,695 in the second quarter of 2022, compared to $124,675 in the second quarter of 2021. The change in the quarter is primarily associated with the increase in engineering expenses following the 374Water merger with PowerVerde Inc.

Net loss was $1.2 million, or $(0.01) per basic and diluted share, compared to a net loss of $1.8 million, or ($0.02) per basic diluted share, in the second quarter of 2021.

Total cash and investments was $10.1 million as of June 30, 2022, compared to $11.1 million at December 31, 2021. Total current assets were $10.9 million and current liabilities were $1.4 million as of the same date, compared to $11.3 million and $86,371 respectively, in the year-ended reporting period.

For more on AirSCWO™ or about our team, visit 374Water.com or follow us on LinkedIn and Twitter.

Cautionary Language

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning.

About 374Water

374Water Inc. is a publicly-traded (Nasdaq:SCWO), global cleantech, social impact company whose mission is to preserve a clean and healthy environment that sustains life. We are pioneering a new era of sustainable waste management that supports a circular economy and enables organizations to achieve their environmental, social, and governance (ESG) and sustainability goals. Follow us on LinkedIn and Twitter.

374Water Investor Contact:

James Carbonara

ir@374water.com

374Water Media Contact:

Ashley Willis

media@374water.com

PART I FINANCIAL INFORMATION

Item 1. Condensed Consolidated Financial Statements

374Water Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2022 (Unaudited) and December 31, 2021

	2022	2021
Assets
Current Assets:
Cash	$3,100,415	$11,131,175
Accounts receivable	242,816	-
Investments	6,987,913	-
Prepaid expenses	527,700	218,466
Total Current Assets	10,858,844	11,349,641
Long-Term Assets:
Equipment, net	6,843	959
Intangible asset, net	996,540	1,028,114
Other assets	34,357	34,742
Total Long-Term Assets	1,037,740	1,063,815
Total Assets	$11,896,584	$12,413,456

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$682,633	$62,981
Deferred revenue	732,620	-
Other liabilities	16,925	23,390
Total Current Liabilities	1,432,178	86,371
Total Liabilities	1,432,178	86,371
Stockholders' Equity
Preferred Stock: 1,000,000 Convertible Series D preferred shares authorized; par value $0.0001 per share, nil issued and outstanding at June 30, 2022 and 27,272 issued and outstanding at December 31, 2021	-	3

Common stock: 200,000,000 common shares authorized, par value $0.0001 per share, 126,680,895 and 125,317,746 shares outstanding at June 30, 2022 and December 31, 2021, respectively	12,667	12,531
Additional paid-in capital	15,710,901	15,474,566
Accumulated (deficit)	(5,247,148)	(3,160,015)
Accumulated other comprehensive loss	(12,014)	-
Total Stockholders' Equity	10,464,406	12,327,085
Total Liabilities and Stockholders' Equity	$11,896,584	$12,413,456

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

374Water, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the three and six months ended June 30, 2022 and 2021

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021

Revenue	$1,030,528	$14,600	$1,303,759	$14,600
Cost of Goods Sold	902,508	-	1,150,494	-
Gross Profit	128,020	14,600	153,265	14,600
Operating Expenses
Research and development	422,695	124,675	608,348	153,860
Compensation and related expenses	399,448	158,979	700,683	177,666
Product and development expenses	-	1,399,833	-	1,399,833
Professional Fees	141,104	152,437	291,760	160,638
General and administrative	379,661	53,308	641,067	63,785
Total Operating Expenses	1,342,908	1,889,231	2,241,858	1,955,782

Loss from Operations	(1,214,888)	(1,874,631)	(2,088,593)	(1,941,182)

Other Income (Expense)
Award income	-	-	-	-
Interest income	613	323	1,453	323
Other income	-	-	7	-
Total Other Income (Expense)	613	323	1,453	323
Net Loss before Income Taxes	(1,214,275)	(1,874,308)	(2,087,133)	(1,940,858)
Provision for Income Taxes	-	-	-	-

Net Loss	$(1,214,275)	$(1,874,308)	$(2,087,133)	$(1,940,858)

Other comprehensive loss
Change in foreign currency translation	(771)	-	(771)	-
Change in unrealized loss on marketable securities	(11,243)	-	(11,243)	-
Total other comprehensive loss	(12,014)	-	(12,014)	-

Total comprehensive loss	(1,226,289)	(1,874,308)	(2,099,147)	(1,940,858)
Net Loss per Share - Basic and Diluted	$(0.01)	$(0.02)	$(0.02)	$(0.03)

Weighted Average Common Shares Outstanding - Basic and Diluted	126,680,895	91,652,090	126,591,017	77,112,049

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

374Water Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the six months ended June 30, 2022 and 2021 (Unaudited)

	2022	2021
Cash Flows from Operating Activities
Net loss	$(2,087,133)	$(1,940,858)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	33,174	275
Stock based compensation	236,470	25,567
Warrant issued for product development agreement	-	1,399,833

Changes in operating assets and liabilities:
Accounts receivable	(242,816)	24,730
Prepaid inventory	(308,003)	-
Prepaid expenses	(1,231)	(149)
Accounts payable and accrued expenses	619,652	(26)
Deferred revenue	732,620	-
Other liabilities	(6,465)	18,343

Cash Provided by (Used In) Operating Activities	(1,023,731)	(472,286)

Cash Flows from Investing Activities
Purchase of marketable securities	(6,999,927)	-
Purchase of equipment	(6,608)	(1,190)
Proceeds from reverse acquisition	-	29,536
Increase in other asset	(494)	(19,826)

Cash Provided by (Used In) Investing Activities	(7,007,029)	8,520

Cash Flow from Financing Activities
Repayments to (advances) from stockholders	-	(15,108)
Proceeds from sale of series D preferred shares	-	6,551,745
Proceeds from exercise of options and warrants	-	150,345

Cash Provided by Financing Activities	-	6,686,982

Net Increase in Cash	(8,030,760)	6,223,216
Cash, Beginning of the Period	11,131,175	71,799
Cash, End of the Period	$3,100,415	$6,295,015

NON-CASH FINANCING ACTIVITIES
Conversion of preferred stock to common stock	$133	$-
License	-	1,073,529
Accounts payable settled with Series D Preferred Stock	-	50,000
NET LIABILITIES ASSUMED IN REVERSE ACQUISITION
Cash	-	29,536
Prepaid expense	-	14,483
Accounts receivable	-	1,000
Account payable	-	(46,150)
Accrued expenses	-	(83,094)
Net liability assumed	-	(84,225)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOURCE: 374Water, Inc.